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                                 PROMISSORY NOTE



                                                                October 17, 2000

$75,000                                                    Natick, Massachusetts

     FOR VALUE RECEIVED, Vision-Sciences, Inc. (the "Maker"), promises to pay to Katsumi Oneda, or order, at the offices of the Maker or at such other place as the holder of this Note may designate, the principal sum of $75,000, together with interest on the unpaid principal balance of this Note from time to time outstanding at the rate of 9.5% per year until paid in full. Principal payments of $6,250 and interest accrued on the outstanding principal shall be paid on March 31, June 30, September 30 and December 31 of each year, beginning December 31, 2000, until September 30, 2003. Without limiting the foregoing, any amounts due hereunder shall be paid on or before September 30, 2003.

     Interest on this Note shall be computed on the basis of a year of 365 days for the actual number of days elapsed. All payments by the Maker under this Note shall be in immediately available funds, provided that, if the Maker determines, in its sole discretion, that it does not have sufficient cash to make any required payment under this Note, it may, at its election, make a payment or payments by the delivery of that number of shares of common stock, $0.01 par value per share, of the Maker (the "Common Stock") that is equal to the amount of such payment that is due and unpaid divided by the Fair Market Value (as defined below) of the Common Stock on the day prior to the date the payment is due. "Fair Market Value" shall mean the closing sale price of the Common Stock on the Nasdaq SmallCap Market, or such other national stock exchange or quotation system upon which the Common Stock is then traded. No fractional shares shall be issued by the Maker pursuant to this paragraph, and the Maker shall pay the holder cash in lieu of any fractional shares issuable hereunder. If any payment under this Note is made by issuance of Common Stock pursuant to this paragraph, the holder agrees that at the request of the Maker, the holder shall execute a purchaser representation letter in form and substance as the Maker reasonably requests.

     This Note shall become immediately due and payable without notice or demand upon the occurrence at any time of any of the following events of default (individually, "an Event of Default" and collectively, "Events of Default"):

     (1) default in the payment or performance of this or any other liability or obligation of the Maker to the holder, including the payment when due of any principal, premium or interest under this Note, or the payment of Common Stock in relation thereto as provided above;

     (2) the institution against the Maker or any indorser or guarantor of this Note of any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, which proceeding is not dismissed within thirty (30) days of filing; or

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     (3)  the institution by the Maker or any indorser or guarantor of this Note of any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally or the making by the Maker or any indorser or guarantor of this Note of a composition or an assignment or trust mortgage for the benefit of creditors.

     Upon the occurrence of an Event of Default, the holder shall have then, or at any time thereafter, all of the rights and remedies afforded by the Uniform Commercial Code as from time to time in effect in the Commonwealth of Massachusetts or afforded by other applicable law.

     Every amount overdue under this Note shall bear interest from and after the date on which such amount first became overdue at an annual rate which is two
(2) percentage points above the rate per year specified in the first paragraph of this Note. Such interest on overdue amounts under this Note shall be payable on demand and shall accrue and be compounded monthly until the obligation of the Maker with respect to the payment of such interest has been discharged (whether before or after judgment).

     In no event shall any interest charged, collected or reserved under this Note exceed the maximum rate then permitted by applicable law and if any such payment is paid by the Maker, then such excess sum shall be credited by the holder as a payment of principal.

     All payments by the Maker under this Note shall be made without set-off or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law. The Maker shall pay and save the holder harmless from all liabilities with respect to or resulting from any delay or omission to make any such deduction or withholding required by law.

     Whenever any amount is paid under this Note, all or part of the amount paid may be applied to principal, premium or interest in such order and manner as shall be determined by the holder in its discretion.

     No reference in this Note to any guaranty shall impair the obligation of the Maker, which is absolute and unconditional, to pay all amounts under this Note strictly in accordance with the terms of this Note.

     The Maker agrees to pay on demand all costs of collection, including reasonable attorneys' fees, incurred by the holder in enforcing the obligations of the Maker under this Note.

     No delay or omission on the part of the holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. The Maker and every indorser or guarantor of this Note regardless of the time, order or place of signing waives presentment, demand, protest and notices of every kind and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other party or person primarily or secondarily liable.


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     This Note may be prepaid in whole or in part at any time or from time to time without prior written notice. Any such prepayment shall be without premium or penalty.

     None of the terms or provisions of this Note may be excluded, modified or amended except by a written instrument duly executed on behalf of the holder expressly referring to this Note and setting forth the provision so excluded, modified or amended.

     All rights and obligations hereunder shall be governed by the laws of the Commonwealth of Massachusetts and this Note is executed as an instrument under seal.

ATTEST:                                 VISION-SCIENCES, INC.

By: /s/ Amy Pace                        By: /s/ James A. Tracy

Title: Accounting Manager               Title: Vice President Finance



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